Exhibit 23(h)(3)

THE CNL FUNDS

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT, effective as of May 24, 2007, by and between The CNL Funds (the “Trust”), on behalf of each portfolio of the Trust set forth on Schedule A hereto (each a “Fund”, and collectively, the “Funds”), and CNL Fund Advisors Company (the “Adviser”).

WHEREAS, the Trust, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type and each Fund is one of the series of the Trust; and

WHEREAS, the Trust currently maintains one (3) classes of shares for each Fund, Class A, C & I (the “Classes”); and

WHEREAS, the Trust and the Adviser have entered into an Advisory Agreement dated May 24, 2007 (the “Advisory Agreement”), pursuant to which the Adviser will render investment services to each Fund for compensation (the “Advisory Fee”) based on the value of the average daily net assets of each such Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit certain expenses of each Fund.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

1.1 APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses incurred by a Fund in a fiscal year, including but not limited to the Advisory Fee and fees and expenses incurred under the Trust’s Distribution Plan for Class A, B & I shares (but excluding: (i) interest, taxes, brokerage costs and commissions, dividends on short sales and other expenditures which are capitalized in accordance with generally accepted accounting principles; and (ii) other extraordinary expenses not incurred in the ordinary course of such Fund’s business), as determined by the Board of Trustees of the Trust (“Fund Expenses”), exceed the Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

1.2 EXPENSE LIMIT. The Expense Limit for the Class A, C & I shares of each Fund shall be as set forth in Schedule A hereto.

1.3 METHOD OF COMPUTATION. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Expenses for any month of a Fund exceed the Expense Limit of such Fund, the Adviser shall first waive or reduce its investment management fee for such month for the affected Fund or Funds by an amount sufficient to reduce the annualized Fund Expenses to an amount no higher than the Expense Limit. If the amount of the waived or reduced Advisory Fee for any such month is insufficient to pay the Excess Amount, the Adviser will also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

1.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount for such year.

2.	REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

2.1 REIMBURSEMENT. If in any year during which the Advisory Agreement is still in effect, the estimated Fund Expenses of a Fund for the fiscal year are less than the corresponding Expense Limit for that year, subject to quarterly approval by the Trust’s Board of Trustees as provided in Section 2.2 below, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all Advisory Fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Adviser, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2 BOARD APPROVAL. No reimbursement shall be paid to the Adviser pursuant to this provision in any fiscal quarter, unless the Trust’s Board of Trustees (the “Board”) has determined that the payment of such reimbursement is in the best interests of the Fund or Funds and their respective shareholders. The Trust’s Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Adviser in such quarter.

2.3 METHOD OF COMPUTATION. To determine each Fund’s payments, if any, to reimburse the Adviser for the Reimbursement Amount (the “Reimbursement Payments”), each month the Fund Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Expenses of a Fund for any month are less than the Expense Limit of such Fund, the Fund, with the prior approval of the Board, shall pay to the Adviser a Reimbursement Payment of an amount that will increase the annualized Fund Expenses of that Fund to an amount no greater than the Expense Limit of that Fund, provided that the Reimbursement Payment, when aggregated with prior Reimbursement Payments paid to the Adviser, will in no event exceed the total Reimbursement Amount.

2.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Expenses of a Fund for the prior fiscal year (including any Reimbursement Payments with respect to such prior fiscal year) do not exceed the Expense Limit for such year.

3.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall continue in effect until July 31, 2008 (the “Initial Term”), and from year to year thereafter provided such continuance is specifically approved by a majority of the Board who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). After the Initial Term, this Agreement may be terminated as to any one Fund or all Funds by either party hereto, without payment of any penalty, upon 90 days’ prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust. The Agreement may also be terminated immediately by either party on or after the termination of the Advisory Agreement. Notwithstanding the foregoing, a Fund’s obligation to pay the Adviser the Reimbursement Amount shall survive the termination of this Agreement, provided that, and for as long as, the Adviser or its affiliate continues to render investment advisory services to such Fund following such termination, subject to Sections 2.1 through 2.4 hereof.

4.	MISCELLANEOUS.

4.1 HEADINGS. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

4.2 INTERPRETATION. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter shall control. Further, nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

4.3 SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

4.4 DEFINITIONS. Any questions of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.5 ENTIRE AGREEMENT; COUNTERPART. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

4.6 ADDITIONAL FUNDS. In the event the Trust establishes one or more additional portfolios or mutual funds during the term of this Agreement, such portfolio or fund shall become a “Fund” under this Agreement, and in such event, Schedule A hereto shall be amended to reflect each such additional Fund and the Expense Limit for such additional Fund as mutually agreed upon by the Trust and the Adviser.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

THE CNL FUNDS on behalf of each of the Funds listed on Schedule A,

By:	/s/ Paul Saint-Pierre
Name:	Paul Saint-Pierre
Title:	Treasurer

CNL FUND ADVISORS COMPANY

By:	/s/ J. Grayson Sanders
Name:	J. Grayson Sanders
Title:	President

SCHEDULE A

DATED May 24, 2007

TO

EXPENSE LIMITATION AGREEMENT

BETWEEN

THE CNL FUNDS

AND

CNL FUND ADVISORS COMPANY

DATED May 24, 2007

(CLASS A SHARES)

Fund	Annual Expense Limit
CNL Global Real Estate Fund – Class A	1.80%
CNL Global Real Estate Fund – Class C	2.55%
CNL Global Real Estate Fund – Class I	1.55%